UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARCONIC INC.

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Arconic (the “Company”) posted the following information to the Company’s Facebook page (https://www.facebook.com/arconic):

Read why the 12 independent directors on Arconic’s board support the current management team and strategy. http://bit.ly/2kdtf1d

[Legends Included in Original Are Excerpted at the End of this DEFA14A Filing]

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The Company posted the following information to its LinkedIn profile (https://www.linkedin.com/company/arconic):

Today, Arconic’s 12 independent directors announced their unanimous support for the current management team and strategy. Legend: http://bit.ly/2kJIguM Learn why: http://bit.ly/2kdtf1d

[Legends Included in Original Are Excerpted at the End of this DEFA14A Filing]

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The Company sent the following Tweet under the Twitter handle @arconic (https://twitter.com/arconic):

Ind. Directors’ Letter Reinforces Unanimous Support of Company Strategy/Chairman/CEO Legend: http://bit.ly/2kJIguM

[Legends Included in Original Are Excerpted at the End of this DEFA14A Filing]

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Klaus Kleinfeld, Chairman & CEO of the Company, posted the following information to his LinkedIn profile (www.linkedin.com/pulse/activities/klaus-kleinfeld):

Arconic’s 12 Independent Directors Outline Why They Unanimously Support the Current Management Team and Strategy

To Fellow Arconic Shareholders:

As the independent directors of Arconic, we are writing to express our confidence in Arconic’s strategic direction, executive leadership and prospects and to affirm our commitment to providing strong oversight on your behalf. As your Board, we believe Arconic is at a pivotal moment after separating from Alcoa Corporation just three months ago.

As a newly standalone company, Arconic is on a journey eight years in the making, and we are now one of the leading advanced manufacturers of highly engineered parts for the aerospace, auto, building and power industries with strong market positions.

At this crucial time, we believe that continuity of leadership, an unwavering focus on building our business and delivering on our promises and the continued active involvement of our strong, independent Board will be critical to delivering strong shareholder returns.

The makings of today’s Arconic began when Klaus Kleinfeld was appointed CEO of Alcoa Inc. in May 2008. In the eleven months following his appointment, aluminum prices plummeted by more than 60 percent from highs of over $3,270 per metric ton as the global financial crisis unfolded. Alcoa Inc. entered that severe downturn as a commodity-focused company with a debt burden of more than $10 billion and underfunded pension/OPEB obligations of more than $5 billion. Alcoa Inc. faced severe liquidity concerns that threatened the survival of the company, with dire prospects if a way to turn matters around could not be found and executed upon.

Facing these pressures and risks, the management team simultaneously implemented a comprehensive cash sustainability program and made the prudent decision in March of 2009 to raise approximately $1.5 billion of cash to strengthen the balance sheet. Collectively, these actions saved the company and set the stage for the successful execution of a multi-year transformation.

Following this crisis period, Klaus Kleinfeld led the management team in taking a series of actions to reshape Alcoa Inc.’s portfolio to create two strong value engines. Last year, with much analysis and forethought, the management team and the Board proactively conceived and executed a separation of the businesses, culminating in the launch of Arconic and Alcoa Corporation as independent, industry-leading companies on November 1, 2016.

The separation has enhanced the respective businesses and unlocked substantial value thus far: the pre-split shareholders of Alcoa Inc. have seen their investment increase in value by a combined 32 percent (including dividends) from November 1, 2016 close through January 27, 2017. Arconic’s stock price has increased by 19.5 percent over that period.

Going forward, Mr. Kleinfeld and the management team are 100 percent focused on continuing to improve operating results, expand margins and improve return on net assets. In connection with the creation of Arconic as a newly standalone company and as part of its active oversight role, the Board will create a Finance Committee that will be focused on maximizing return on investment and capital efficiency across the company.

We know there is more the company can do and that there is even greater value potential to be unlocked, and we are driving the company and management in pursuing stronger performance and maximizing shareholder value at Arconic.

We are confident that we have the right strategy and the right team, and that the company is in the best position it has enjoyed since the financial crisis.

Optimization of Portfolio and Margins

As part of Alcoa Inc.’s transformation, Mr. Kleinfeld led the management team in executing a strategic shift in the focus of Alcoa Inc.’s value-add business to the key markets of automotive and aerospace—building the company that today is Arconic.

Not only has the management team optimized the portfolio of the business since 2008, they also substantially strengthened its fundamentals. Arconic has continued to improve its profitability through decisive action, with combined segment adjusted earnings before interest, tax, depreciation and amortization (EBITDA) percentage margin increasing from 6.9 percent in 2008 to 16.6 percent in 2016. [1] Indeed, each Arconic business has also seen impressive margin growth:

•	Engineered Products & Services: Increased adjusted EBITDA percentage margin from 13 percent to 21 percent

•	Global Rolled Products: Increased adjusted EBITDA percentage margin from 3 percent to 12 percent; EBITDA/MT from $113 to $364

•	Transportation & Construction Solutions: Increased adjusted EBITDA percentage margin from 6 percent to 16 percent

As a result of the strategic transformation and operational improvements, Arconic is well positioned for future growth. The company is targeting revenue to grow at a 7 percent to 8 percent compound annual growth rate (CAGR) from 2017 through 2019, and is aiming to generate an improvement in combined segment-adjusted EBITDA percentage margin from 17 percent to 19 percent. The combination of top-line growth and margin expansion will create significant additional free cash flow and profits, and enhance shareholder value.

Creation of an Aerospace and Automotive Leader

Mr. Kleinfeld and his management team established Arconic as a premier aerospace and automotive supplier. Alcoa Inc. was once an aluminum supplier, whereas today Arconic is a true material-agnostic precision engineering and advanced manufacturing leader. In fact, Arconic can now supply 90 percent of the components of a commercial jet engine, and its content flies from nose to tail on both metallic and carbon fiber reinforced plastic (CFRP) airframes. The results speak for themselves: Arconic won $13 billion worth of new aerospace contracts from 2015 through 2016, and its automotive sheet revenue is expected to grow from $117 million in 2011 to $1.3 billion in 2018.

Controlling Costs

Arconic has pursued productivity increases and cut costs and will continue to do so. In fact, since 2008 through the separation in November 2016, Alcoa Inc. achieved cost savings of over $10 billion, or ca. $1.3 billion annually, through various initiatives with approximately 30 percent of the total hitting the bottom line as net savings. Arconic’s corporate overhead costs are in-line with its peers at 1.5 percent of revenue in 2016, and management is moving to further reduce spending and lower corporate overhead to 1.1 percent of revenue in 2017 and down to less than 1 percent by 2019.

Successful Launch of Alcoa Corporation

Another indicator of the success of the company’s transformation strategy is the successful launch of Alcoa Corporation. One of the first steps Mr. Kleinfeld and his team took in 2009 was to restructure Alcoa Inc.’s upstream business. Over time this included:

•	Shuttering 43 percent of high-cost smelting capacity and 35 percent of high-cost refining capacity

•	Separating the energy assets from smelting assets to establish a highly profitable energy business and enabling the curtailment and closure of unprofitable smelters in Brazil

•	Growing Value-Add cast house portfolio from 57 percent of shipments in 2010 to 67 percent of shipments in 2015 to enhance margins

•	Introducing a new pricing mechanism for alumina—the Alumina Price Index—which unshackled the refining business from the LME price for aluminum

•	Establishing the company’s third-party bauxite business.

These measures substantially lowered the cost position of the upstream business to improve margins. They lowered the position on the cost curves by 13 points each from 2010 to 2016, creating a first quartile alumina business and a strong second quartile aluminum portfolio.

Alcoa Corporation was designed to be well positioned to separate and operate independently from a strategic and financial standpoint. At a time of low commodity prices, the separation was structured such that Arconic took on $8.8 billion of debt to ensure Alcoa Corporation started with a strong balance sheet and had the ability to weather through commodity cycles.

To be fair to shareholders of both companies, Arconic also chose to retain a 19.9 percent stake in Alcoa Corporation and will continue to review options for responsibly managing the stake, taking into account its continued upside potential. The stake has increased in value considerably since the separation as Alcoa’s stock rose, providing Arconic with additional financial flexibility, including to reduce debt or invest further in the business.

Looking Ahead: A Strong Future

Management’s accomplishments – the turnaround, the transformation, the growth, the discipline – are clear, and Arconic will continue to build on them.

After leading the turnaround of Alcoa Inc., working with the Board to create two strong value engines, launch them as independent companies, and deliver significant shareholder value as a result, Mr. Kleinfeld and his leadership team bring the experience and execution that Arconic needs.

This is a critically important, formative time for Arconic. As a Company, we cannot afford to be distracted. The Arconic Board is actively engaged and has 12 independent directors, half of whom joined the Board just last year. We are proud of the Company, its many accomplishments and the opportunities before us, and we unanimously support Klaus Kleinfeld in his role as Chairman and Chief Executive Officer and his management team.

Sincerely,

Patricia F. Russo, Lead Independent Director Amy E. Alving Arthur D. Collins, Jr. Rajiv L. Gupta Sean O. Mahoney E. Stanley O’Neal John C. Plant L. Rafael Reif Julie G. Richardson Ulrich R. Schmidt Sir Martin Sorrell Ratan N. Tata

[1] Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures can be found in the schedules to this communication.

Learn more at www.arconic.com/annualmeeting.

About Arconic

Arconic Inc. (NYSE: ARNC) creates breakthrough products that shape industries. Working in close partnership with our customers, we solve complex engineering challenges to transform the way we fly, drive, build and power. Through the ingenuity of our people and cutting-edge advanced manufacturing techniques, we deliver these products at a quality and efficiency that ensure customer success and shareholder value. For more information: www.arconic.com. Follow @arconic: Twitter, Instagram, Facebook, LinkedIn and YouTube.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Arconic and subsidiaries

Calculation of Financial Measures (unaudited)
(dollars in millions, except per metric ton amounts)

Segment Measures Adjusted EBITDA ($ in millions)	Arconic Combined Segments Year ended December 31, 2016
Net (loss) income attributable to Arconic	$ (931)
Discontinued operations(1)	(121)
Unallocated amounts (net of tax):	
Impact of LIFO	11
Metal price lag	(21)
Interest expense	324
Corporate expense	306
Restructuring and other charges	114
Other(2)	1,405
Combined segment After-tax operating income (ATOI)	$ 1,087
Add combined segment:	
Depreciation and amortization	504
Income taxes	472
Combined segment Adjusted EBITDA	$ 2,063
Third party sales	$ 12,394
Adjusted EBITDA Margin	16.6%

Arconic's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic's operating performance and the Company's ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1) On November 1, 2016, the former Alcoa Inc. was separated into two standalone, publicly-traded companies, Arconic and Alcoa Corporation, by means of a pro rata distribution of 80.1 percent of the outstanding common stock of Alcoa Corporation to Alcoa Inc. shareholders. Accordingly, the results of operations of Alcoa Corporation have been reflected as discontinued operations for all periods presented.

(2) Other includes a charge for valuation allowances related to the November 1, 2016 separation ($1,267) and a net charge for the remeasurement of certain deferred tax assets due to tax rate and tax law changes ($51).

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions, except per metric ton amounts)

Segment Measures Adjusted EBITDA ($ in millions)	Arconic Combined Segments[1] Year ended December 31, 2008
After-tax operating income (ATOI)	$ 532
Add:	
Depreciation and amortization	361
Income taxes	275
Other	6
Adjusted EBITDA	$ 1,174
Add: Wire harness and electrical distribution adjusted EBITDA	(115)
Adjusted EBITDA including wire harness and electrical distribution	$ 1,059[2]
Third Party Sales	$14,144
Add: Wire harness and electrical distribution third party sales	1,206
Third Party Sales including wire harness and electrical distribution	$ 15,350[2]
Adjusted EBITDA Margin including wire harness and electrical distribution	6.9%[2]

Arconic's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic's operating performance and the Company's ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1) For 2008, a reconciliation of combined segments adjusted EBITDA to combined segments ATOI, which was the segment profit metric at the time, has been provided. A reconciliation to Net (loss) income attributable to Arconic is not available without unreasonable efforts.

(2) Includes the wire harness and electrical distribution business which was sold in 2009 and reflected in discontinued operations in the 2008 historical presentation.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions, except per metric ton amounts)

Segment Measures Adjusted EBITDA ($ in millions)	Global Rolled Products Year ended December 31, 2008	 December 31, 2016
After-tax operating income (ATOI)	$ (15)	$ 269
Add:		
Depreciation and amortization	190	201
Income taxes	50	107
Other	4	–
Adjusted EBITDA	$ 229	$ 577
Total shipments (thousand metric tons) (kmt)	2,029	1,587
Adjusted EBITDA / Total shipments ($ per metric ton)	$ 113	$ 364
Third Party Sales	$ 7,659	$ 4,864
Adjusted EBITDA Margin	3.0%	11.9%

Arconic's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic's operating performance and the Company's ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Arconic and subsidiaries
Calculation of Financial Measures (unaudited), continued
(dollars in millions, except per metric ton amounts)

Segment Measures	Engineered Products and Solutions[1]	
Adjusted EBITDA	Year ended	
($ in millions)	December 31, 2008	December 31, 2016
After-tax operating income (ATOI)	$ 465	$ 642
Add:		
Depreciation and amortization	118	255
Income taxes	225	298
Other	2	–
Adjusted EBITDA	$ 810	$ 1,195
Add: Wire harness and electrical distribution adjusted EBITDA	(115)	N/A
Adjusted EBITDA including wire harness and electrical distribution	$ 695[1]	$ 1,195
Third Party Sales	$4,215	$5,728
Add: Wire harness and electrical distribution third party sales	1,206	N/A
Third Party Sales including Wire harness and electrical distribution	$ 5,421[1]	$ 5,728
Adjusted EBITDA Margin including wire harness and electrical distribution	12.8%[1]	20.9%

Arconic's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. The Other line in the table above includes gains/losses on asset sales and other nonoperating items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic's operating performance and the Company's ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

(1) Includes the wire harness and electrical distribution business which was sold in 2009 and reflected in discontinued operations in the 2008 historical presentation.

[Legends Included in Original Are Excerpted at the End of this DEFA14A Filing]

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Forward–Looking Statements

This communication contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “guidance,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements and guidance regarding future financial results or operating performance. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Although Arconic believes that the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Arconic; (c) the inability to achieve the level of revenue growth, cash generation, cost savings, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated from restructuring programs and productivity improvement, cash sustainability, technology advancements, and other initiatives; (d) changes in discount rates or investment returns on pension assets; (e) Arconic’s inability to realize expected benefits, in each case as planned and by targeted completion dates, from acquisitions, divestitures, facility closures, curtailments, expansions, or joint ventures; (f) the impact of cyber attacks and potential information technology or data security breaches; (g) political, economic, and regulatory risks in the countries in which Arconic operates or sells products; (h) the impact of the separation on the businesses of Arconic; (i) material adverse changes in aluminum industry conditions, including fluctuations in London Metal Exchange-based aluminum prices; (j) the impact of changes in foreign currency exchange rates on costs and results; (k) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation; and (l) the other risk factors discussed in Arconic’s Form 10-K for the year ended December 31, 2015, and other reports filed with the U.S. Securities and Exchange Commission (SEC). Arconic disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this communication is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this communication. Arconic has not provided a reconciliation of any forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures because Arconic is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts, and Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliations of forward-looking non-GAAP financial measures such as adjusted EBITDA and adjusted EBITDA margin to the most directly comparable GAAP measures are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from these non-GAAP measures, such as the effects of foreign currency movements, equity income, gains or losses on sales of assets, taxes and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume.

Important Additional Information

Arconic Inc. (“Arconic”) intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for Arconic’s 2017

Annual Meeting (the “Proxy Statement”) with an associated WHITE proxy card. Arconic, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of Arconic’s directors and executive officers and their respective interests in Arconic by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Alcoa Inc., which was Arconic’s former name (“Alcoa”), for the fiscal year ended December 31, 2015, filed with the SEC on February 19, 2016, and Alcoa’s proxy statement for the 2016 Annual Meeting, filed with the SEC on March 24, 2016. To the extent holdings of such participants in Arconic’s securities are not reported, or have changed since the amounts described, in the 2016 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of Arconic’s Board of Directors for election at the 2017 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive proxy statement and other documents filed by Arconic free of charge from the SEC’s website, www.sec.gov. Arconic’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to Arconic, Corporate Secretary’s Office, 390 Park Avenue, New York, New York 10022-4608, by calling Arconic’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-750-5836 or from Arconic’s website at www.arconic.com.